Exhibit 11





                            Rymer Foods Inc.
                   Computation of Earnings Per Share
                 for the years ended October 26, 1996,
                 October 28, 1995 and October 29, 1994
                 (in thousands, except per share data)


                                  1996             1995             1994
                                                 (Restated)       (Restated)

                                   Fully             Fully           Fully
                         Primary  Diluted  Primary  Diluted Primary Diluted



AVERAGE SHARES OUTSTANDING

1 Avg. shares outstanding   10,754  10,754   10,748   10,748   10,506  10,506

2 Net additional shares
  assuming stock options
  and warrants exercised
  and proceeds used to
  purchase treasury shares      -      -        140      140      156     276

3 Net additional shares
  assuming conversion of
  preferred stock not
  considered a common
  stock equivalent
  at issuance

4 Average number of
  common shares
  outstanding               10,754  10,754   10,888   10,888   10,662  10,782

EARNINGS
5  (Loss)income
   from continuing
   operations             $ (7,144) (7,144) (29,620) (29,620)   1,883   1,883

6  Net (loss)income       $ (9,164) (9,164) (29,330) (29,330)   6,478   6,478

PER SHARE AMOUNTS
   (Loss)income from continuing operations
   (line 5 / line 4)      $   (.66) $ (.66) $ (2.72) $ (2.72)    $.18   $ .17

   Net (loss)income
   (line 6 / line 4)      $   (.85) $ (.85) $ (2.69) $ (2.69)    $ .61  $ .60


Note: In all years, earnings per share has been calculated using the treasury stock method.